Exhibit 99.1

Coldwater Creek Announces Fiscal 2005 Third Quarter Results

Sandpoint, Idaho, November 22, 2005 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three and nine-month periods ended October 29, 2005.

Consolidated Results

Net income for the three-month period ended October 29, 2005, increased $3.4 million, or 37 percent, to $12.4 million, or $0.20 per diluted share, compared with net income of $9.1 million, or $0.15 per diluted share, for the three-month period ended October 30, 2004. Net sales in the fiscal 2005 third quarter increased 26 percent to $190.1 million from $150.5 million in the fiscal 2004 third quarter.

Net income for the nine-month period ended October 29, 2005, increased $10.2 million, or 57 percent, to $27.9 million, or $0.44 per diluted share, compared with net income of $17.7 million, or $0.30 per diluted share, for the nine-month period ended October 30, 2004. Net sales in the first nine months of fiscal 2005 increased 30 percent to $500.3 million from $386.2 million in the same period a year ago.

“Better than anticipated sales activity in August and October resulted in solid increases for both net sales and net income in the third quarter,” said Dennis Pence, chairman and chief executive officer for Coldwater Creek. “Although the macroeconomic events surrounding Hurricane Katrina and its aftermath negatively affected all of our selling channels in early September, the impact was limited to the first three weeks of the month as sales activity recovered by the fourth week of the month.”

Gross profit for the fiscal 2005 third quarter was $90.8 million, or 47.8 percent of net sales, compared with $68.6 million, or 45.6 percent of net sales, for the fiscal 2004 third quarter. The increase in the gross profit rate was primarily due to improved merchandise margins on sales in our direct segment and, to a lesser extent, improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2005 third quarter were $71.1 million, or 37.4 percent of net sales, compared with $53.4 million, or 35.5 percent of net sales, for the fiscal 2004 third quarter. The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased personnel costs associated with the company’s retail expansion and, to a lesser extent, increased national magazine advertising.

Income from operations for the fiscal 2005 third quarter increased $4.5 million, or 30 percent, to $19.7 million, or 10.3 percent of net sales, compared with $15.2 million, or 10.1 percent of net sales, for the fiscal 2004 third quarter.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 44 percent to $115.2 million in the fiscal 2005 third quarter, from $80.1 million in the fiscal 2004 third quarter. Retail Segment net sales represented 60.6 percent of the company’s total net sales in the fiscal 2005 third quarter, compared with 53.2 percent in the fiscal 2004 third quarter.

Net sales from the Retail Segment increased 49 percent to $294.2 million in the first nine months of fiscal 2005, from $197.9 million in the comparable period last year. Retail Segment net sales represented 58.8 percent of the company’s total net sales in the first nine months of fiscal 2005, compared with 51.2 percent in the same period a year ago.

The company opened 27 full-line retail stores during the fiscal 2005 third quarter for a total of 163 full-line retail stores in operation at the end of the fiscal 2005 third quarter, compared with 107 full-line retail stores at the end of the fiscal 2004 third quarter.

Direct Segment

Direct Segment net sales increased 7 percent to $74.9 million in the fiscal 2005 third quarter from $70.4 million in the fiscal 2004 third quarter. Direct Segment net sales represented 39.4 percent of the company’s total net sales in the fiscal 2005 third quarter, compared with 46.8 percent in the fiscal 2004 third quarter.

Direct Segment net sales increased 10 percent to $206.2 million in the first nine months of fiscal 2005 from $188.3 million in the comparable period last year. Direct Segment net sales represented 41.2 percent of the company’s total net sales in the first nine months of fiscal 2005, compared with 48.8 percent in the same period a year ago.

“The increase in Direct segment net sales was due to the continued growth of our Internet channel,” Pence said. “Our e-mail database now includes almost 2.6 million active addresses, which provides us with increased opportunity to market to these customers in a targeted and affordable manner. In addition, our e-mail campaigns and catalog mailings now provide a compelling way to drive retail store traffic.”

Internet

Internet net sales increased 21 percent to $47.0 million in the fiscal 2005 third quarter from $39.0 million in the fiscal 2004 third quarter. Internet net sales represented 62.7 percent of the Direct Segment’s net sales in the fiscal 2005 third quarter, compared with 55.4 percent in the fiscal 2004 third quarter. Internet net sales represented 24.7 percent of the company’s total net sales in the fiscal 2005 third quarter, compared with 25.9 percent in the fiscal 2004 third quarter.

Internet net sales increased 27 percent to $126.8 million in the first nine months of fiscal 2005 from $99.9 million in the comparable period last year. Internet net sales represented 61.5 percent of the Direct Segment’s net sales in the first nine months of fiscal 2005, compared with 53.1 percent in the same period last year. Internet net sales represented 25.4 percent of the company’s total net sales in the first nine months of fiscal 2005, compared with 25.9 percent in the comparable period last year.

Catalog

Catalog net sales decreased 11 percent to $27.9 million in the fiscal 2005 third quarter from $31.4 million in the fiscal 2004 third quarter. Catalog net sales represented 37.3 percent of the Direct Segment’s net sales in the fiscal 2005 third quarter, compared with 44.6 percent in the fiscal 2004 third quarter. Catalog net sales represented 14.7 percent of the company’s total net sales in the fiscal 2005 third quarter, compared with 20.8 percent in the fiscal 2004 third quarter.

Catalog net sales decreased 10 percent to $79.3 million in the first nine months of fiscal 2005 from $88.4 million in the comparable period last year. Catalog net sales represented 38.5 percent of the Direct Segment’s net sales in the first nine months of fiscal 2005, compared with 46.9 percent in the same period last year. Catalog net sales represented 15.9 percent of the company’s total net sales in the first nine months of fiscal 2005, compared with 22.9 percent in the comparable period last year.

Liquidity and Inventory

At the end of the fiscal 2005 third quarter, the company had no short or long-term debt and a cash position of $104.7 million compared with a cash position of $113.1 million at the end of the fiscal 2004 third quarter. The company’s working capital increased to $125.6 million at the end of the fiscal 2005 third quarter from $111.2 million at the end of the fiscal 2004 third quarter. Inventory increased $21.9 million, or 24 percent, to $113.0 million at the end of the fiscal 2005 third quarter from $91.2 million at the end of the fiscal 2004 third quarter. This increase is primarily attributable to the addition of 56 full-line retail stores since the end of the fiscal 2004 third quarter.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Tuesday, November 22, 2005 at 4:45 p.m. (Eastern) to discuss fiscal 2005 third quarter results. To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=1156163. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Tuesday, November 29, 2005. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “9614479”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004 (a)	October 29, 2005	October 30, 2004 (a)
Statements of Operations:
Net sales	$190,115	$150,504	$500,320	$386,179
Cost of sales	99,325	81,942	269,020	216,676

Gross profit	90,790	68,562	231,300	169,503
Selling, general and administrative expenses	71,118	53,403	187,605	140,248

Income from operations	19,672	15,159	43,695	29,255
Interest, net, and other	1,015	(168)	2,736	84

Income before income taxes	20,687	14,991	46,431	29,339
Income tax provision	8,254	5,921	18,525	11,610

Net income	$12,433	$9,070	$27,906	$17,729

Net income per share - Basic	$0.20	$0.15	$0.46	$0.31

Weighted average shares outstanding - Basic	61,104	60,330	60,902	57,743
Net income per share - Diluted	$0.20	$0.15	$0.44	$0.30

Weighted average shares outstanding - Diluted	63,007	62,290	62,845	59,771

Supplemental Data:

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Operating Statistics:
Catalogs mailed	23,801	26,412	67,593	65,512
Full-line retail store count			163	107
Resort store count			2	2
Outlet store count			21	19
Full-line retail store square footage			894	616

	Three Months Ended		Nine Months Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
Channel Net Sales:
Retail	$115,180	$80,114	$294,162	$197,889
Internet	47,006	39,022	126,833	99,911
Catalog	27,929	31,368	79,325	88,379

Total	$190,115	$150,504	$500,320	$386,179

Note (a):	The amounts for the three and nine-month periods ended October 30, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS
	October 29, 2005	January 29, 2005	October 30, 2004 (a)
CURRENT ASSETS:
Cash and cash equivalents	$104,677	$111,204	$113,128
Receivables	32,089	12,708	19,165
Inventories	113,019	63,752	91,151
Prepaid and other	8,057	6,628	6,547
Prepaid and deferred marketing costs	18,333	6,905	9,583
Deferred income taxes	434	1,079	—

Total current assets	276,609	202,276	239,574
Property and equipment, net	162,336	120,689	116,667
Deferred income taxes	2,788	1,233	—
Escrow and restricted cash	1,012	—	—
Other	306	388	425

Total assets	$443,051	$324,586	$356,666

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$111,329	$49,406	$94,934
Accrued liabilities	35,889	31,646	30,979
Income taxes payable	3,748	4,736	2,365
Deferred income taxes	—	—	115

Total current liabilities	150,966	85,788	128,393
Deferred rents	59,862	40,319	39,929
Deferred income taxes	—	—	2,043
Other	195	200	200

Total liabilities	211,023	126,307	170,565

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 61,160,755, 60,652,538 and 60,548,985 shares issued, respectively	612	607	605
Additional paid-in capital	105,773	98,861	98,086
Deferred compensation on restricted stock	(1,074)	—	—
Retained earnings	126,717	98,811	87,410

Total stockholders’ equity	232,028	198,279	186,101

Total liabilities and stockholders’ equity	$443,051	$324,586	$356,666

Note (a):	The amounts as of October 30, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended
	October 29, 2005	October 30, 2004 (a)
OPERATING ACTIVITIES:
Net income	$27,906	$17,729
Non cash items:
Depreciation and amortization	18,411	14,432
Amortization of deferred compensation	252	—
Deferred rent amortization	(1,494)	(772)
Deferred income taxes	(910)	(647)
Tax benefit from exercises of stock options	3,224	3,558
(Gain) loss on asset disposition	(112)	128
Other	19	200
Net change in current assets and liabilities:
Receivables	(19,381)	(8,482)
Inventories	(49,267)	(38,450)
Prepaid and other	(1,493)	(1,578)
Prepaid and deferred marketing costs	(11,428)	(5,364)
Accounts payable	60,393	54,923
Accrued liabilities	2,248	5,400
Income taxes payable	(988)	(1,724)
Deferred rents	23,539	19,049

Net cash provided by operating activities	50,919	58,402

INVESTING ACTIVITIES:
Purchase of property and equipment	(58,270)	(37,648)
Escrows and restricted cash	(1,012)	—
Repayments of executive loans	—	191

Net cash used in investing activities	(59,282)	(37,457)

FINANCING ACTIVITIES:
Net proceeds from stock offering	—	42,616
Net proceeds from exercises of stock options	1,836	3,813

Net cash provided by financing activities	1,836	46,429

Net (decrease) increase in cash and cash equivalents	(6,527)	67,374
Cash and cash equivalents, beginning	111,204	45,754

Cash and cash equivalents, ending	$104,677	$113,128

Note (a):	The amounts for the nine-month period ended October 30, 2004, reflect adjustments relating to a revison in the method of accounting for rental expense during the retail store construction period.